Exhibit 2.1

Execution Version

ARTICLES OF INCORPORATION

OF

NEWSMAX, INC.

FIRST: The name of this corporation is NEWSMAX INC., a Florida corporation.

SECOND: The address of the corporation’s registered office in the State of Florida is, c/o Cogency Global Inc., 115 North Calhoun Street, Suite 4, Tallahassee, FL 32301. The name of the corporation’s registered agent at such address is Cogency Global Inc. The physical and mailing address of the corporation is: 750 Park of Commerce Drive, Suite 100, Boca Raton, FL 33487.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Florida.

FOURTH: The total number of shares of stock that the corporation is authorized to issue is (A) 80,000 shares of Common Stock, par value $0.001 per share, of which (i) 20,000 shares have been designated Class A Common Stock and (ii) 60,000 shares have been designated Class B Common Stock and (B) 65,929.44 shares of Preferred Stock, par value $0.001, of which (i) 646 shares have been designated Series A Preferred Stock, par value $0.001 (ii) 1,223 shares have been designated Series A-1 Preferred Stock, par value $0.001, (iii) 2,647 shares have been designated Series A-2 Preferred Stock, par value $0.001, (iv) 1,413.44 shares have been designated Series A-3 Preferred Stock, par value $0.001, and (v) 60,000 shares have been designated as Class B Preferred Stock.

The board of directors of the corporation is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The powers, designations, preferences and relative, participating, optional, or other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

FIFTH: The name and mailing address of the incorporator are: Darryle Burnham, c/o Newsmax Media, Inc., 750 Park of Commerce Drive, Suite 100, Boca Raton, FL 33487.

SIXTH: The Board of Directors shall have the power to adopt, amend, or repeal the bylaws.

SEVENTH: The election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

EIGHTH: No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, provided, that, the foregoing provisions of this Eighth Article shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 628.391 of the Florida Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Eighth Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts of omissions of such director occurring prior to such amendment.

NINTH: The corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civi1, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any action, suit, or proceeding if the person acted in good faith and in manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Such indemnification or advancement of expenses provided by, or granted pursuant to, Section 607.0850 of the Florida Business Corporation Act, shall not be deemed exclusive of any other rights to which those Indemnified may be entitled under any bylaw, agreement or resolution adopted by the board of directors.

TENTH: The corporation shall not be governed by or subject to Section 607.0901 of the Florida Business Corporation Act.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged these Articles of Incorporation this 15 day of April, 2024.

/s/ Darryle Burnham
Darryle Burnham, Incorporator